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Sbarro
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                                  PRESS RELEASE

CONTACT:  Robert S. Koebele
          Vice President, Finance
          SBARRO, INC.
          (516) 864-0203

                                              SUMMARY:  SBARRO, INC. anticipates
                                                        second quarter 1997
                                                        earnings to approximate
                                                        prior year's level

FOR IMMEDIATE RELEASE

Commack, L.I., New York............................................July 21, 1997

           Sbarro, Inc. (listed New York Stock Exchange ASBA@) announced today that, based on preliminary indications, the Company's net earnings for the second quarter ended July 13, 1997 will approximate the prior year's level of $6,642,000 or $.33 per share.

           Commenting on the anticipated results, Mario Sbarro, President and Chairman of the Board, noted that sales were affected by a 1% reduction in comparable unit sales and a lower than anticipated number of new unit openings. Earnings were also affected by higher restaurant occupancy costs, as well as increased general and administrative costs incurred in anticipation of the Company's growth plans for the year.

           Mr. Sbarro stressed that the business fundamentals that have made the Company successful are intact and the Company remains very profitable. He further stated that the results will not affect the Company's future growth plans nor its cash dividend program.

           The Company expects to release Second Quarter 1997 earnings during the week of August 11, 1997.

           The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At July 13, 1997 there were 823 restaurants in operation, 607 of which were Company-owned and 216 of which were franchised. At year-end of 1996, there were 816 restaurants in operation, 597 of which were Company-owned and 219 of which were franchised.